UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2008

GRAN TIERRA ENERGY INC.

(Exact name of Registrant as specified in its charter)

Nevada	98-0479924
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number: 000-52594

300, 611 - 10th Avenue S.W.
Calgary, Alberta, Canada T2R 0B2
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (403) 265-3221

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On November 14, 2008, Gran Tierra Energy Inc., a Nevada corporation (“Gran Tierra”), issued, pursuant to the terms of the Colombian Participation Agreement, dated June 22, 2006 (the “Colombian Participation Agreement”), between Argosy Energy International (“Argosy”), Gran Tierra and Crosby Capital, LLC (“Crosby”), as amended by Amendment No. 1 to the Colombian Participation Agreement, dated as of November 1, 2006, by and among Argosy (now Gran Tierra Energy Colombia Ltd. (“Gran Tierra Colombia”)), Gran Tierra Energy, and Crosby (the “First Amendment”), and as further amended by Amendment No. 2 to the Colombian Participation Agreement, dated as of July 3, 2008, between Gran Tierra Colombia, Gran Tierra and Crosby (the “Second Amendment,” together with the Colombian Participation Agreement and the First Amendment, the “Agreement”), an aggregate of 2,000,000 shares of Gran Tierra common stock, par value $0.001, in a private placement to five holders of rights to receive payments pursuant to the Agreement (the “Private Placement”). The common stock was issued solely in consideration for Crosby agreeing that their rights to receive payments on production from the properties Gran Tierra acquired in connection with the combination of Gran Tierra and Solana Resources Limited (“Solana”) would not apply to Solana’s interests in the properties in which Solana and Gran Tierra have joint working interests, even after the combination of the two companies. Except as described above, Gran Tierra did not receive any consideration from the Private Placement.

The Gran Tierra common stock was issued in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.

With the issuance of these shares, Gran Tierra's outstanding and fully diluted share numbers have been updated to reflect that Gran Tierra had 238.2 milliion shares of common stock outstanding on November 17, 2008, and 265.1 million shares of common stock outstanding on a fully diluted basis on that date.

Item 3.03 Material Modification to Rights of Security Holders.

Reference is made to the description set forth under Item 5.03 below with respect to the Voting Stock Amendment, as defined therein, which is incorporated into this Item 3.02 by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 14, 2008, the following amendments to Gran Tierra’s amended and restated articles of incorporation, as amended (the “Articles of Incorporation”), were made in connection with the combination of Gran Tierra and Solana (the “Arrangement”) and upon the approval of Gran Tierra’s stockholders.

Voting Stock Amendment

The fourth article of the Articles of Incorporation was amended in its entirety to increase the number of shares of Gran Tierra’s authorized capital stock from 325,000,001 to 325,000,002 and to designate one share of such authorized capital stock as “Special B Voting Stock” (the “Voting Stock Amendment”). The purpose of the share of Special B Voting Stock is to permit the holders of exchangeable shares issued pursuant to the Arrangement (the “GTE-Solana Exchangeable Shares”) to exercise their voting power with respect to the GTE-Solana Exchangeable Shares, either through a trustee on behalf of the holders of GTE-Solana Exchangeable Shares, or directly as proxy for the trustee, at meetings of the stockholders of Gran Tierra.

In addition, the Voting Stock Amendment renames the current share of Gran Tierra special voting stock, created to permit holders of exchangeable shares of Gran Tierra Goldstrike Inc. to vote on matters to be presented to the Gran Tierra stockholders, as “Special A Voting Stock” to distinguish it from the new share of Special B Voting Stock. The Voting Stock Amendment further clarifies that the Special A Voting Stock votes together with the Series B Voting Stock and common stock, and any other class or series of voting stock created by an amendment to the Articles of Incorporation or certificate of designation in accordance with the voting rights of that additional class or series, on matters to be presented to the Gran Tierra stockholders for a vote.

The above description is qualified in its entirety by reference to the Certificate of Amendment containing the Voting Stock Amendment, which is attached hereto as Exhibit 3.1.

Board Voting Requirement Amendment

The fourth article of the Articles of Incorporation was amended to provide that for Gran Tierra’s board of directors (the “Board”) to approve the issuance of Gran Tierra common stock, the approval of a majority of the members of the Board at a duly called meeting at which a quorum is present shall be required, rather than a unanimous action of the Board as was previously the case (the “Board Voting Requirement Amendment”).

The above description is qualified in its entirety by reference to the Certificate of Amendment containing Board Voting Requirement Amendment, which is attached hereto as Exhibit 3.2.

(d) Exhibits

Exhibit Number	Description

3.1	Certificate Amending Articles of Incorporation.

3.2	Certificate Amending Articles of Incorporation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 19, 2008	GRAN TIERRA ENERGY INC

	By:	/s/ Martin H. Eden
Martin H. Eden
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate Amending Articles of Incorporation.

3.2	Certificate Amending Articles of Incorporation.